Contract of Employment                       4/8/99
                                Devaunshi Sampat
                                      1999

Position: Vice President, Sales & Marketing

Base Salary: $109,000

Incentive: 20,000 stock options, issued in March 1999, exercisable at $1.00 per share and according to the INRAD stock option plan.

o Reporting relationship - This position will report to the President and CEO

o     3 weeks vacation

Bonus Plan: As described below

Protection: If INRAD terminates you for reasons other than performance, your salary and health benefits will continue for a period of nine months or whenever you start another job, whichever comes first. This does not apply if you voluntarily quit your position at INRAD. As a part of this agreement, you will not be employed either as an employee or as a consultant by any company which is a direct competitor of INRAD for a period of nine months following your leaving INRAD, either voluntarily or involuntarily.

            --------------------------------------------------------

                                   Bonus Plan

The goal is to build a Sales Department and devise a strategy to be able to increase bookings for 1999 to a level of $5.0M for domestic and international combined. We have a forecast and budget which was finalized on March 4, 1999 which gives us a specific target and known financial resources to enable a sales strategy to be carried out.

Several individual goals must be achieved to realize the overall goal. In order of priority, these goals are as follows:

1.    INRAD Web Site:

      Revamp the INRAD web site to provide extensive product information in a user-friendly fashion. The end of the second quarter of 1999 and reasonable effort shall generate the outline of the web site and commitment made to implement by end of year. Inrad agrees that this goal requires you to lead and coordinate this effort and that a significant portion of the contents needs to be made available within a reasonable time frame to you once a collective decision has been reached as to the required material.

2.    Sales Department Personnel:

      An additional salesperson is needed for the department. The type of person to be hired and his/her duties is left to your discretion. Every effort must be made to decide on the structure of the department and aggressively recruit for this position. Our goal would be to have this person start work during the fourth quarter; sooner is better and later is acceptable if the recruiting efforts are made and yet we find it is not possible to locate and hire a qualified candidate within the given time frame.

3.    Sales Literature:

      New literature is very important to the growth of sales. Specifically we need new data sheets for Pockels cells, ZGP, and Barium Nitrate. Several people must offer support in this effort, but you must spearhead this effort and complete these marketing tools by the end of 1999.

4.    Advertising:

      This is a time of transition for advertising of INRAD products. We recognize the need for design of new ads and also a new "look" for INRAD which should be consistent in the ads and on the web site. The planning and decision stage in this case requires as much effort as the implementation of generating and placing ads. For the purpose of the bonus plan, the minimum requirement is that an advertising plan be generated by end of the second quarter. Development of ads will continue through the third and fourth quarter.

The bonus plan shall be structured as follows:

o     For completion of the four items listed above in the time frame indicated ->             5% of base

o     For meeting goal of $5.0M in bookings, domestic & international ->                       7.5% of base
                                                                                               10,000 options

o     For bookings, domestic & international over $5.0M ->                                     1.6% open ended

o

o     For bookings, domestic & international of $5.5M bookings                                 10,000 options

List of companies considered direct competitors by Inrad and as it applies to the protection clause.

o     Cleveland Crystals (G&H)
o     Quantum Technology
o     Casix
o     Gsanger (Splinder & Hoyer)
o     Crystal Associates
o     Deltronics
o     VLOC
o     GWU
o     CSK Super Optronics

Ms. Maria Murray                                    Ms. Davaunshi Sampat
VP Sales and Marketing                              Manager: International Sales